EXHIBIT 4.15

Loan Agreement

Party A: Shenzhen Qianhai Feishang Environmental Investment Co., Limited (hereinafter referred to as "Party A")

Legal representative: Li Zongyang

Address: Room 201, Building A, 1 Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen city

Party B: Shenzhen Chaopeng Investment Co., Limited (hereinafter referred to as "Party B")

Legal representative: Li Ke

Address: B513-C2, Rongchao Economic and Trade Center, 4028 Jintian Road, Fuzhong Community, Lianhua Street, Futian District, Shenzhen city

In accordance with the principle of equality, fairness and justice, Party A and Party B enter into the following loan agreement after friendly negotiation:

Article 1: Amount and Purpose of the Loan

Party A agrees to provide Party B with a loan of RMB80 million to meet Party B's working capital requirements.

Article 2: Period of the Loan

The loan period is one year. The loan period shall start from the date when Party B receives the loan from Party A. If Party B needs to extend the loan period, it shall be agreed by Party A and both parties shall re-negotiate and renew the loan agreement.

Article 3: Interest Rate and Interest of the Loan

The loan bears a fixed interest rate of 9% per annum. Upon expiration of the loan, Party B shall repay the principal and interest in a lump sum.

Article 4: Guarantee

The principal and interest of the loan shall be guaranteed and jointly repaid by Shenzhen Feishang Investment Co., Limited. Please refer to Irrevocable Letter of Guarantee for Joint and several liability for details.

Article 5: Miscellaneous

(1) This loan agreement is made in triplicate, which shall come into force after being signed and sealed by both parties. Each party holds one copy and the guarantor holds one copy.

(2) For other matters not covered herein, both parties shall negotiate based on the principle of friendship, equality and fairness.

Party A: Shenzhen Qianhai Feishang Environmental Investment Co., Limited (Seal)

Legal representative or authorized representative: /s/Li Zongyang

Date: June 30, 2021

Party B: Shenzhen Chaopeng Investment Co., Limited (Seal)

Legal representative or authorized representative: /s/ Li Ke

Date: June 30, 2021